UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2012

SUNOCO LOGISTICS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-31219	23-3096839
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1818 Market Street, Suite 1500, Philadelphia, PA		19103-3615
(Address of principal executive offices)		(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or form address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 9, 2012, Sunoco Logistics Partners L.P. (the “Partnership”) received a letter of public reprimand from the New York Stock Exchange (“NYSE”) indicating that the Partnership had failed to comply with Section 204.12 of the NYSE Listed Company Manual requiring ten days prior notice of a record date, in connection with the announcement of a distribution on its common units.

On October 25, 2012, the Partnership had announced, on a Current Report on Form 8-K, that the board of directors of its general partner had established a payment date of November 14, 2012 for the payment of the Partnership’s quarterly cash distribution for the third quarter of 2012, payable to common unit holders of record at the close of business on November 8, 2012. The announcement noted at the time that the actual rate of payment (in dollars/common unit) would be determined by subsequent Board action on or before November 7, 2012, and would be announced at that time.

Subsequently, by press release on November 7, 2012, the Partnership announced that its general partner declared a cash distribution for the third quarter 2012 of $0.5175 per common unit to be paid on November 14, 2012 to unit holders of record on November 8, 2012. The distribution was not quoted “ex-dividend” on November 6, 2012.

The Partnership has agreed to pay valid distribution claims from holders representing executed buy orders only that took place on November 6, 7 and 8. The deadline for submission of such claims will be the three-month anniversary of the record date, February 8, 2013. Such claims should be directed to:

Sunoco Logistics Partners L.P.

1818 Market Street, Suite 1500

Philadelphia, PA 19103

Attn: General Counsel

Telephone: 215-977-3565

Fax: 866-244-5696

Email: ksballay@sunocologistics.com

Trades beginning November 6, 2012 are without the distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNOCO LOGISTICS PARTNERS L.P.

By:	Sunoco Partners LLC,
its General Partner

	By:	/s/ KATHLEEN SHEA-BALLAY
Kathleen Shea-Ballay Vice President, General Counsel and Corporate Secretary

November 9, 2012

Philadelphia, PA